EXHIBIT 3.2

FIRST AMENDMENT TO THE AMENDED AND RESTATED
BY-LAWS OF
TASTY BAKING COMPANY

This First Amendment to the Amended and Restated By-laws of Tasty Banking Company, a Pennsylvania corporation (the “Corporation”), is made as of this 13th day of December 2007 by the Board of Directors of the Corporation and amends the By-laws as follows:

1.           The title of Article VI of the By-laws is hereby changed from “Certificates of Shares” to “Shares”.

2.           Article VI, Sections 1-3 of the By-laws, are hereby amended to read in their entirety as follows:

“Section 1.    Certificates; Uncertificated Shares.  Shares of stock of the corporation may be certificated or uncertificated, and shall be entered in the books of the corporation and registered as they are issued.  Any certificate representing shares of stock shall be numbered, exhibit the name of the registered holder and the number and class of shares and series, if any, represented thereby and the par value of each share or a statement that such shares are without par value as the case may be.  Every certificate shall be signed by the Chairman of the Board or President and the Treasurer or Secretary and shall be sealed with the corporate seal which may be facsimile, engraved or printed.  Within a reasonable period of time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice that shall contain the information required to be set forth or stated on certificates by the Articles of Incorporation, these By-Laws or by the Pennsylvania Business Corporation Law of 1988, as amended (or any successor statute).  Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 2.    Facsimile Signatures.  Where a certificate is signed (1) by a transfer agent or (2) by a transfer agent and/or registrar, the signature of such Chairman of the Board or President and Treasurer or Secretary may be facsimile.  In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or person who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

Section 3.    Lost Certificates.  The Board of Directors or President shall direct a new certificate or certificates, or uncertificated shares, be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, destroyed or wrongfully taken, upon the making of an affidavit of that fact by the person claiming the certificate or certificates to be lost, destroyed or wrongfully taken.  When authorizing such issue of a new certificate or certificates, or uncertificated shares, the Board of Directors or President may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, destroyed or wrongfully taken certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, destroyed or wrongfully taken.”

3.           Article VI, Section 5 of the By-laws is hereby amended to read in its entirety as follows:

“Section 5.    Transfer of Shares.

(a)           Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

(b)           Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, it shall be the duty of the corporation to cancel such uncertificated shares, issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, and record the transaction upon its books.”

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